Exhibit 10.41

AWARD AGREEMENT

Award No. 0006	November 4, 2010

To:	James B. Jenkins, Interim CEO of Westway Group, Inc.

From:	Compensation Committee

Westway Group, Inc. (the “Company”) is pleased to present to you with a bonus compensation award pursuant to the terms and conditions of this Award Agreement and The Westway Group, Inc. 2010 Bonus Compensation Plan (the “Plan”). The material terms of this Award Agreement were approved by the Compensation Committee at their meeting held for that purpose on August 27, 2010, and by the Board of Directors at their meeting of November 4, 2010.

1.	Bonus

Your bonus compensation award is 100,000 shares of common stock of the Company bearing the restrictions set forth in Section 2 hereof (the “Restricted Stock”).

2.	Vesting of Restricted Stock; Additional Restrictions

(a) Vesting Schedule. Restricted Stock granted to you under this Award Agreement shall vest in thirds: one-third shall vest at 11:59 p.m., Central Time, on November 3, 2011; one-half of the unvested shares shall vest at 11:59 p.m., Central Time, on November 3, 2012; and the balance shall vest at 11:59 p.m., Central Time, on November 3, 2013.

(b) Acceleration of Vesting. Unvested shares of Restricted Stock shall automatically vest in full upon your death, disability, attainment of age 65, or qualified separation from service as defined in the Plan and any additional limitations necessary to ensure that the Final Award is not subject to interest and penalties under Section 409A of the Code and the regulations thereunder.

(c) Prohibition on Transfers of Restricted Stock. You are precluded from selling, encumbering or in any way alienating your unvested shares of Restricted Stock and, unless the sale is first approved by the Board of Directors, your vested shares of Restricted Stock. Further, any sales of your vested shares of Restricted Stock approved by the Board of Directors shall be subject to insider trading rules and company policy. Notwithstanding the foregoing, gratuitous transfers to related parties and/or entities may be permitted by the terms of the Plan.

3.	Taxes.

The Company, prior to payment of any bonus compensation awarded pursuant to this Award Agreement, shall have the right to require you to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirements. In the case of a bonus compensation award payable in shares of Restricted Stock, the Company will permit you to satisfy such obligation by directing the Company to withhold shares of Restricted Stock that would otherwise be received by you to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with applicable laws and pursuant to such rules as the Compensation Committee may establish from time to time. The Company shall also have the right to deduct from any cash payment made to you, whether pursuant to this Award Agreement or otherwise, any applicable taxes required to be withheld in connection with a bonus compensation award.

4.	Award Subject to Terms of Bonus Plan

The bonus compensation awarded herein is subject to the terms and conditions of the Plan. Should any terms or conditions in this Award Agreement or the Plan be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and enforceable.

/s/ Francis P. Jenkins Jr.
Francis P. Jenkins Jr.,
Chair Compensation Committee and Chair Board of Directors

AGREED AND ACCEPTED:

/s/ James B. Jenkins
James B. Jenkins
Date: November 4, 2010